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Exhibit 8.1

FORM OF OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

[ ], 2012

Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112

Ladies and Gentlemen:

        We have acted as special U.S. federal income tax counsel to Liberty Interactive Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-4 (File No. 333-180543) (the "Registration Statement"), which includes the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus"), filed with the Securities and Exchange Commission (the "Commission") in connection with (i) the amendment and restatement of the Company's certificate of incorporation (the "Recapitalization") creating a new tracking stock designated as the Liberty Ventures Common Stock and making certain conforming changes to the Company's existing Liberty Interactive common stock and (ii) the distribution of shares of Liberty Ventures common stock and subscription rights to purchase shares of Series A Liberty Ventures common stock (the "Series A Rights," and such related offer to sell Series A Liberty Ventures common stock, the "Rights Offering") to holders of Liberty Interactive common stock (the "Distribution," and together with the Recapitalization and the Rights Offering, the "Transaction"). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Proxy Statement/Prospectus.

        In preparing our opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the existing certificate of incorporation of the Company which will be in effect immediately prior to the Recapitalization, the amended and restated certificate of incorporation of the Company which will be in effect immediately after the Recapitalization, the Registration Statement, the Proxy Statement/Prospectus, the representation letter of the Company delivered to us for purposes of this opinion (the "Representation Letter") and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

        In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Company and we have assumed that such statements and representations, including those set forth in the Representation Letter, are and will continue to be correct without regard to any qualification as to knowledge or belief. We have assumed that the Representation Letter will be re-executed in substantially the same form by an appropriate officer as of the date of the Recapitalization.

        In rendering our opinion, we have assumed that (i) the Transaction will be consummated in the manner described in the Proxy Statement/Prospectus and none of the material terms or conditions contained therein will have been waived or modified in any respect and (ii) the Proxy Statement/Prospectus and the Representation Letter accurately reflect all of the material facts relating to the Company and the Transaction. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above, including those set forth in the Representation Letter. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein.

        Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect). A change in any of the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

        Based upon and subject to the foregoing and the conditions, limitations, assumptions, and qualifications set forth in the Proxy Statement/Prospectus, the discussion set forth under the heading "Material U.S. Federal Income Tax Consequences" in the Proxy/Statement Prospectus constitutes our opinion insofar as it sets forth U.S. federal income tax consequences of the Transaction that are anticipated to be material to the Company stockholders under existing law.

        Except as set forth above, we express no other opinion. This opinion has been prepared for you solely in connection with the Transaction. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, will not adversely affect the accuracy of the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters or changes arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our firm name in the Registration Statement under the headings "Material U.S. Federal Income Tax Consequences" and "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

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  Exhibit 8.1